FIRST QUARTER REPORT 2005

April 29, 2005

Dear Shareholder:

     We are pleased to report that earnings remained strong for the first quarter of 2005. Net income for the first quarter of 2005 amounted to $1,745,000, an increase of 1.22% or $21,000 from the $1,724,000 earned for the comparable quarter of the previous year.

    On a per share basis, basic earnings per share was $.17, a decrease of 5.56% from $.18 earned in the first quarter of 2004 and on a fully diluted common share basis was $.17 per share, a decrease of 5.56% as compared to the comparable quarter of the previous year. All common stock per share amounts have been restated to reflect all previously declared and paid common stock splits and common stock dividends.

     Key highlights of our results in the first quarter reflected a compression of net interest margins impacted by higher interest rates. Other areas which contributed to our first quarter results included: a decline in the provision for loan losses; increased other income; net gains on securities sold; and a lower effective tax rate.

     We are pleased with Center's results achieved, particularly given the challenges resulting from the economic and competitive environment that we, and the industry as a whole, have faced. We believe we have made significant progress in sustaining positive trends which began in 2004 and into the first quarter of 2005.

     We experienced an increase in interest expense during the first quarter as the cost of funds increased at a faster pace than anticipated and at the same time the yield curve flattened dampening our ability to substantially increase our asset yields in the face of the Federal Reserve's rate tightening policy moves.

     On balance, we are encouraged by our prospects for continued revenue growth in the loan portfolio in the next quarters, which reflects the positive effects of an improving earning-asset mix.

     Total interest income, on a tax-equivalent basis, for the first quarter of 2005, increased $1,518,000 or 15.13%, over the comparable 2004 period. Total interest expense increased by $1,354,000 over the same period. The impact to net interest margins was, to some extent, mitigated by consistent levels of non-interest revenue, which increased by 7.66%, net of gains on securities sold for the quarter and continues to be a strong contributing factor to the performance of the Corporation. The Corporation continues to seek strategic initiatives to develop new sources of noninterest revenue to enhance current earnings and to create long-term sustainable quality earnings performance.

     The Corporation continues to experience good levels of loan demand. Total average loan volumes for the first quarter of 2005 increased to $380.7 million, an increase of $32.9 million on average (up 9.47% from $347.8 million on average for the comparable prior year quarter). On a linked sequential quarter comparison, total average loans increased by $455,000 from $380.3 million on average or an increase of .12% as compared to the fourth quarter of 2004.

     Most encouraging are the key credit quality trends, which have been maintained during a period of strong credit growth and national economic instability. Asset quality continues to remain high and no additional provisions were made to the allowance for loan losses during the quarter. At March 31, 2005, the total allowance for loan and lease losses amounted to $3.8 million or ..99% of total loans. During the first quarter, net charge offs amounted to $2,000.

     Net interest margins for the first quarter declined, in part due to the recent actions by the Federal Reserve Board raising rates 50 basis points in the first quarter of 2005, the flattening of the yield curve and a shift toward higher costing funds as part of the funding mix. Continued efforts to improve the yield on earning-assets and to control the cost of funds have helped to mitigate some of the effects of the current margin compression. For the three months ended March 31, 2005, the net interest margin (net interest income as a percentage of earning assets) decreased 23 basis points to 2.97% from 3.20% for the first quarter in 2004, and decreased 13 basis points from 3.10% in comparison to the fourth quarter of 2004.

     Other non-interest income, exclusive of gains on securities sold (which decreased $113,000), increased $58,000 or 7.66% for the first quarter compared with the comparable quarter in 2004. Other noninterest income, including gains on securities sold, decreased $55,000 or 6.23% for the first quarter compared with the comparable quarter in 2004. The increased revenue was primarily driven by the increase in service charges, annuity and insurance sales fees and increased cash surrender value on Bank Owned Life Insurance.

     Total non-interest expense in the first quarter of 2005 was $5.339 million, up 6.97% as compared to the first quarter of 2004. The 9.18% increase in other expense in the first quarter was primarily attributable to increased computer, appraisal, compliance and audit fees in 2005.

     Our Company continues to expand, with total assets at March 31, 2005 of $1.024 billion, an increase of $110.3 million or 12.1% from assets of $913.7 million at March 31, 2004, and $14.9 million or 1.46% from December 31, 2004. Average funding sources grew $80.1 million or 9.38% compared to the first quarter of 2004.

      At March 31, 2005, book value per common share was $6.41 as compared with $6.15 a year ago. At March 31, 2005, tangible book value per common share was at $6.21 as compared to $5.93 a year ago. Annualized return on average stockholders' equity for the three months ended March 31, 2005 was 10.16% compared to 12.44% for the comparable period in 2004.

     At March 31, 2005, the total Tier 1 Capital Leverage ratio was 8.23%, the total Tier 1 Risk Based Capital ratio was 14.41% and the Total Risk Based Capital ratio was 15.07%. Total Tier 1 capital increased to approximately $82.7 million at March 31, 2005 from $67.8 million at March 31, 2004.

    The first quarter results reflect the Company's stated goal of delivering strong, consistent earnings growth, even under uncertain economic scenarios. Therefore, the Board at the Company's annual meeting on April 19th, announced a 5% common stock dividend. This action marks the eleventh time in the last fourteen years that Center Bancorp, Inc. has paid a stock dividend or split the common stock.

     The common stock dividend is payable June 15, 2005 to shareholders of record on May 31, 2005. The Board further announced an increase in the quarterly cash dividend rate to $.09 per share, an increase of approximately 4.65% from the former rate of $.086 per share. The former rate of $.086 per share reflects the 5% stock dividend declared by the Board on April 19, 2005. The new cash dividend rate will be effective with the second quarter dividend.

     Our challenge will be to continue to grow our commercial business base and increase loans while containing operating expense and the more significant cost of funds, as we make progress in driving more revenue to the bottom line. We believe that the first quarter results are supportive of the Company's stated goals to deliver consistent earnings performance.

     Notwithstanding the impact of future economic and political conditions, our present estimate of earnings performance is attainable. We look forward to the balance of 2005 offering us an improving environment to execute our business model, and gain further momentum in revenue growth. As we have previously reported to you, we look forward to completing the acquisition of Red Oak Bank, in the second quarter of 2005, pending approval by Red Oak's shareholders on May 20, 2005.

    We anticipate that the acquisition of Red Oak Bank will serve to create synergies and operational efficiencies that will further enhance our performance in 2005. As previously noted we expect to complete the transaction in the second quarter of 2005. The Corporation will benefit from an improved margin given the addition of Red Oak's balance sheet to ours, which reflects significant loan balances funded with core deposits, enhancing our spread. Earnings should also benefit from the reduction in operating overhead that can be achieved as cited. Further, we anticipate that the merger will allow Center Bancorp to benefit from Red Oak's past net operating loss carry forward, enabling us to deliver increased value to our shareholders.

     On behalf of the Directors, Officers and Staff of Center Bancorp, Inc. and Union Center National Bank, we thank you for your continued commitment and support. We welcome your comments and suggestions.


     Alexander A. Bol                                     John J. Davis
     Chairman of the Board                                President & CEO

Center Bancorp has filed a Registration Statement on SEC Form S-4 in connection with the Red Oak Bank merger. The parties have mailed a Proxy Statement/Prospectus to Red Oak Bank shareholders containing information about the merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CAREFULLY. THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CONTAIN IMPORTANT INFORMATION ABOUT CENTER BANCORP, RED OAK, THE MERGER AND RELATED MATTERS. Investors and security holders may obtain free copies of these documents through the web site maintained by the U.S. Securities and Exchange Commission at http//www.sec.gov. In addition to the Registration Statement and the Proxy Statement/Prospectus, Center Bancorp files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements and other information filed by Center Bancorp at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on public reference rooms. Center Bancorp's filings with the Commission also are available to the public from commercial document-retrieval services and at the web site maintained by the Commission at http//www.sec.gov. Red Oak, its directors, executive officers and certain members of management and employees may be soliciting proxies from Red Oak's stockholders in favor of the adoption of the merger agreement. A description of any interests that Red Oak's directors and executive officers have in the merger is available in the Proxy Statement/Prospectus. This press release does not constitute an offer of any securities for sale.

FINANCIAL HIGHLIGHTS
--------------------

                                                                            For the Three Months
                                                                               Ended March 31
-----------------------------------------------------------------------------------------------------------------
                                                                                                         Percent
(Dollars in thousands, except per share data)                              2005             2004          Change
-----------------------------------------------------------------------------------------------------------------
Earnings
Net Interest Income                                                      $6,415           $6,383           0.50%
Provision for Loan Losses                                                     0              205        (100.00)
Other Income (net of gains on securities sold)                              815              757            7.66
Gain on Securities Sold                                                      13              126         (89.68)
Other Expenses                                                            5,339            4,991            6.97
Net Income                                                                1,745            1,724            1.22
Cash Dividends Declared                                                     895              767           16.69
-----------------------------------------------------------------------------------------------------------------
Per Share Data
Net Income
      Basic                                                               $0.17            $0.18          (5.56)
      Diluted                                                              0.17             0.18          (5.56)
Cash Dividends Paid                                                       0.086            0.082            4.88
Book Value                                                                 6.41             6.15            4.23
Tangible Book Value                                                        6.21             5.93            4.72
-----------------------------------------------------------------------------------------------------------------
At March 31:
Market Value                                                     Bid        Ask   Bid        Ask
                                                                 --------------   --------------
Per common share                                                 $12.17  $12.35   $15.10  $15.11
-----------------------------------------------------------------------------------------------------------------
At March 31:
Investment Securities                                                  $572,612         $497,603           15.07
Loans                                                                   383,631          354,132            8.33
Assets                                                                1,023,986          913,695           12.07
Deposits                                                                695,984          598,714           16.25
Short-Term Borrowings                                                   136,482           93,413           46.10
Long-Term Borrowings                                                    105,000          140,000         (25.00)
Subordinated Debentures                                                  15,465           15,465            0.00
Stockholders' Equity                                                     66,882           57,816           15.68
Shares Outstanding                                                   10,439,071        9,404,263           11.00
-----------------------------------------------------------------------------------------------------------------
Financial Ratios
Return on average assets                                                   .69%             .75%
-----------------------------------------------------------------------------------------------------------------
Return on average stockholders' equity                                   10.16%           12.44%
Return on tangible average stockholders' equity                          10.48%           12.92%
-----------------------------------------------------------------------------------------------------------------
Cash dividend declared as a percent of net income                        51.29%           44.49%
-----------------------------------------------------------------------------------------------------------------
Stockholders' equity as a percent of total assets                         6.53%            6.33%
Tangible stockholders' equity as a percent of total assets                6.33%            6.10%
-----------------------------------------------------------------------------------------------------------------
Risk Based Tier I Capital Ratio                                          14.41%           13.63%
Risk Based Tier I and Tier II Capital Ratio                              15.07%           14.28%
Tier I Leverage Ratio                                                     8.23%            7.44%
=================================================================================================================

All per common share amounts have been adjusted retroactively for common stock splits and common stock dividends during the periods presented.